Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces First Quarter 2010 Financial Results

New and Inspired Pizza Drives Domestic Same Store Sales Up 14.3%

ANN ARBOR, Michigan, May 4, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 28, 2010. The Company’s domestic same store sales grew 14.3% as a result of increased store traffic from the successful introduction of its New and Inspired Pizza. International same store sales grew 4.2% in the first quarter, marking the 65th consecutive quarter of same store sales growth for this division. First quarter as reported diluted EPS was 41 cents. On an as adjusted basis, diluted EPS was 35 cents for the first quarter, a 75% increase over the first quarter of 2009. During the first quarter, the Company repurchased $60 million in principal amount of its fixed rate senior notes, or $249.2 million in principal amount over the past 18 months.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “A remarkably better pizza, and our honesty in how we told consumers about it, is paying off with a revitalized overall category – with Domino’s leading that trend. We couldn’t be more pleased with the success of our New and Inspired Pizza.”

Doyle added, “Our international division kept up its phenomenal growth trajectory again this quarter, with continued success in our existing markets, along with new markets expected to open in Europe, Asia and Latin America yet in 2010. I think we have by far the best international story in the sector.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2010	First Quarter of 2009
Net income	$24.5	$23.8

Weighted average diluted shares	59,731,959	57,351,475

Diluted earnings per share, as reported	$0.41	$0.41
Items affecting comparability (see section below)	$(0.06)	$(0.22)

Diluted earnings per share, as adjusted	$0.35	$0.20

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Revenues were up 18.4% for the first quarter versus the prior year period, due primarily to higher volumes and higher commodity prices in supply chain, higher same store sales in both domestic and international stores and store count growth in international markets.

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Net Income in the first quarter was up $0.7 million, or 3.2%, versus the prior year period, driven primarily by improved sales and operating margins, international store growth and lower interest expense. These improvements were offset by a reduction in pre-tax gains on debt repurchases which were approximately $15.0 million lower in the first quarter versus the prior year period.

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Diluted EPS was 41 cents on an as reported basis for the first quarter. Excluding items affecting comparability, diluted EPS was 35 cents versus 20 cents in the prior year quarter, an increase of 15 cents, or 75%, primarily due to higher domestic and international same store sales, operating margin improvements in all divisions and lower interest expense. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q1 2010 Earnings Release, Page Two

•	Global Retail Sales were up 17.4% in the first quarter, or up 12.1% when excluding the impact of foreign currency.

	First Quarter of 2010	First Quarter of 2009
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+14.7%	(0.1)%
Domestic franchise stores	+14.2%	+1.1%

Domestic stores	+14.3%	+1.0%

International stores	+4.2%	+6.6%

Global retail sales growth: (versus prior year period)
Domestic stores	+12.3%	(0.3)%
International stores	+24.6%	(10.1)%

Total	+17.4%	(4.6)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+12.3%	(0.3)%
International stores	+11.8%	+13.1%

Total	+12.1%	+5.6%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at January 3, 2010	466	4,461	4,927	4,072	8,999
Openings	—	14	14	70	84
Closings	—	(31)	(31)	(16)	(47)
Transfers	(9)	9	—	—	—

Store count at March 28, 2010	457	4,453	4,910	4,126	9,036

First quarter 2010 net growth	(9)	(8)	(17)	54	37

Trailing four quarters net growth	(32)	(45)	(77)	384	307

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its first quarter 2010 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 45889666. The web cast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the first quarter of 2010, the Company repurchased and retired $60.0 million of principal of its outstanding fixed rate senior notes, resulting in a pre-tax gain of approximately $6.1 million. This pre-tax gain was recorded in the “Other” line item in the Company’s consolidated income statement.

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Domino’s Pizza: Q1 2010 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2010 are not comparable to the reported financial results in the prior year period. The table below presents certain items that affect comparability between 2010 and 2009 financial results. Management believes that including such information is critical to the understanding of its financial results for the first quarter of 2010 as compared to the same period in 2009 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, impacting comparability to periods in the prior year. Lower interest expense resulted in an increase in diluted EPS of approximately three cents in the first quarter of 2010 versus the comparable period in 2009.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2010 items affecting comparability:
Gain on debt extinguishment (1)	$6,144	$3,748	$0.06
Deferred financing fee write-off (2)	(637)	(389)	(0.01)

Total of 2010 items	$5,507	$3,359	$0.06

2009 items affecting comparability:
Gain on debt extinguishment (3)	$21,174	$12,704	$0.22
Deferred financing fee write-off (2)	(559)	(335)	(0.01)

Total of 2009 items	$20,615	$12,369	$0.22

(1)	Represents the gain recognized on the repurchase and retirement of $60.0 million of principal on the fixed rate senior notes for a total purchase price of $54.0 million, which includes $0.2 million of accrued interest.
(2)	Represents the write-off of deferred financing fees in connection with the related debt extinguishments.
(3)	Represents the gain recognized on the repurchase and retirement of $43.3 million of principal on the fixed rate senior notes for a total purchase price of $22.3 million, which includes $0.2 million of accrued interest.

Liquidity

As of March 28, 2010, the Company had:

•	$28.0 million of unrestricted cash and cash equivalents,

•	$86.0 million of restricted cash and cash equivalents, and

•	approximately $1.52 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

During the first quarter of 2010, the Company terminated its last remaining letter of credit under its variable funding note facility (revolving credit line), which provided an additional $2.4 million of borrowing capacity. During the first quarter of 2010, the Company borrowed the additional $2.4 million to take advantage of a low variable interest rate, and is now fully drawn on the $60.0 million facility.

The Company’s cash borrowing rate for the first quarter of 2010 averaged 5.9% versus 6.1% in the prior year period. The Company incurred $5.1 million in capital expenditures during the first quarter of 2010 versus $3.3 million in the first quarter of the prior year.

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Domino’s Pizza: Q1 2010 Earnings Release, Page Four

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $27.4 million in the first quarter of 2010.

(in thousands)	First Quarter of 2010
Net cash provided by operating activities (as reported)	$32,590
Capital expenditures (as reported)	(5,146)

Free cash flow	$27,444

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking us against our competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2010 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,036 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. During the first quarter of 2010, the Domino’s Pizza® brand had global retail sales of over $1.4 billion, comprised of nearly $823 million domestically and over $644 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl PastaTM, and recently debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

Order - www.dominos.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our new core pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by the Company, such as the New and Inspired Pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of the Company and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q1 2010 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 28, 2010	% of Total Revenues	March 22, 2009	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$88,206		$80,996
Domestic franchise	41,943		36,883
Domestic supply chain	212,530		173,502
International	38,452		30,447

Total revenues	381,131	100.0%	321,828	100.0%

Cost of sales:
Domestic Company-owned stores	69,266		64,712
Domestic supply chain	187,347		154,982
International	16,524		13,317

Total cost of sales	273,137	71.7%	233,011	72.4%

Operating margin	107,994	28.3%	88,817	27.6%

General and administrative	50,453	13.2%	43,899	13.6%

Income from operations	57,541	15.1%	44,918	14.0%

Interest expense, net	(24,123)	(6.3)%	(26,501)	(8.3)%
Other	6,144	1.6%	21,174	6.6%

Income before provision for income taxes	39,562	10.4%	39,591	12.3%

Provision for income taxes	15,043	4.0%	15,821	4.9%

Net income	$24,519	6.4%	$23,770	7.4%

Earnings per share:
Common stock – diluted	$0.41		$0.41

Domino’s Pizza: Q1 2010 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 28, 2010	January 3, 2010
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$27,990	$42,392
Restricted cash and cash equivalents	86,008	91,141
Accounts receivable	75,046	76,273
Inventories	26,575	25,890
Advertising fund assets, restricted	22,305	25,116
Other assets	22,180	17,856

Total current assets	260,104	278,668

Property, plant and equipment, net	99,921	102,776

Other assets	67,595	72,317

Total assets	$427,620	$453,761

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$512	$50,370
Accounts payable	55,067	64,120
Advertising fund liabilities	22,305	25,116
Other accrued liabilities	89,437	79,817

Total current liabilities	167,321	219,423

Long-term liabilities:
Long-term debt, less current portion	1,515,017	1,522,463
Other accrued liabilities	35,234	32,869

Total long-term liabilities	1,550,251	1,555,332

Total stockholders’ deficit	(1,289,952)	(1,320,994)

Total liabilities and stockholders’ deficit	$427,620	$453,761

Domino’s Pizza: Q1 2010 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 28, 2010	March 22, 2009
(In thousands)
Cash flows from operating activities:
Net income	$24,519	$23,770
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,503	5,787
Gains on debt extinguishment	(6,144)	(21,174)
Losses on sale/disposal of assets	234	81
Amortization of deferred financing costs, debt discount and other	2,544	2,784
Provision for deferred income taxes	675	7,568
Non-cash compensation expense	3,344	2,645
Other	(556)	390
Changes in operating assets and liabilities	2,471	(9,580)

Net cash provided by operating activities	32,590	12,271

Cash flows from investing activities:
Capital expenditures	(5,146)	(3,278)
Proceeds from sale of assets	1,077	271
Changes in restricted cash	5,133	13,011
Other	396	(199)

Net cash provided by investing activities	1,460	9,805

Cash flows from financing activities:
Proceeds from issuance of long-term debt and capital lease obligations	2,861	24,348
Repayments of long-term debt and capital lease obligations	(54,024)	(25,164)
Other	2,744	1,292

Net cash provided by (used in) financing activities	(48,419)	476

Effect of exchange rate changes on cash and cash equivalents	(33)	(73)

Change in cash and cash equivalents	(14,402)	22,479

Cash and cash equivalents, at beginning of period	42,392	45,372

Cash and cash equivalents, at end of period	$27,990	$67,851

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